Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-205883-12
and 333-205883

★ PRICING DETAILS ★    $1.1bln HAROT 2018-4 (Auto Loan)

CL	SZ($MM)	SZ($MM)	WAL	MDY/S&P	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	263.100	249.945	0.27	P-1/A-1+	6/19	12/19	N/A	2.60000	2.60000	100.00000
A-2	385.000	365.750	1.00	Aaa/AAA	5/20	5/21	EDSF+12	3.004	2.98	99.99480
A-3	405.000	384.750	2.22	Aaa/AAA	1/22	1/23	IntS+20	3.188	3.16	99.98505
A-4	104.795	99.555	3.28	Aaa/AAA	3/22	7/25	IntS+33	3.332	3.30	99.97181

*Deal will not grow

Expected Settle	:	11/28/18	Registration	:	SEC Registered
First Pay Date	:	12/17/18	ERISA Eligible	:	Yes
Expected Ratings	:	Moody's, S&P	Min Denoms	:	$1k x $1k
Ticker	:	HAROT 2018-4	Pxing Speed	:	1.3 ABS to 10% Call
Expected Pricing	:	PRICED	Bill & Deliver	:	J.P. Morgan
ABS-15G Filing	:	Fri, 11/09/18

CUSIPs	A-1	:	43815A AA0	Available Information:
	A-2	:	43815A AB8	* Preliminary Prospectus:	Attached
	A-3	:	43815A AC6	* Ratings FWP:	Attached
	A-4	:	43815A AD4	* IntexNet/CDI:	Separate Message

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected.